Exhibit 10.16
THIRTEENTH AMENDMENT TO THE
DYNEGY INC. 401(k) SAVINGS PLAN
WHEREAS, Dynegy Inc., a Delaware corporation (“Dynegy”), maintains the Dynegy Inc. 401(k) Savings Plan (the “Plan”) for the benefit of the eligible employees of certain participating companies;
WHEREAS, Dynegy also maintains the Extant, Inc. 40l(k) Plan (the “Extant Plan”) for the benefit of certain other of its eligible employees;
WHEREAS, Dynegy and its delegates are authorized and empowered to amend the Plan pursuant to Section 16.1 of the Plan;
WHEREAS, Dynegy and its delegates are authorized and empowered to amend the Extant Plan pursuant to Section 14.1 of the Extant Plan, and to merge the Extant Plan in accordance with Section 15.3 of the Extant Plan; and
WHEREAS, Dynegy now desires to effect a merger of the Extant Plan into the Plan, effective as of April 1, 2008 with the Plan surviving and containing the operative provisions of the Extant Plan and applying the administrative provisions of the Plan.
NOW, THEREFORE, BE IT RESOLVED that, the Plan is hereby amended, effective as of April 1, 2008, by adding the attached Supplement A to the Plan, in accordance with applicable law, the terms of the Plan and any rules or procedures adopted by Dynegy and its delegates.
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IN WITNESS WHEREOF, the undersigned has caused this Thirteenth Amendment to the Plan to be executed on the date indicated below, to be effective as provided above.

DYNEGY INC.,
a Delaware corporation

By:	/s/ Julius Cox
Title:	Chairman of the BPC
Date:	March 31, 2008

“SUPPLEMENT A
Provisions Relating to the Merger of the Extant, Inc. 401(k) Plan
A-1. Merger of Plans. Effective as of April 1, 2008 (the “Merger Date”), the Extant, Inc. 401(k) Plan (the “Extant Plan”) shall be merged into and with the Plan and shall be continued in the form of the Plan on and after that date. The merger of the Extant Plan into the Plan and the resulting transfer of assets described in paragraph A-4 of this Supplement A shall be made in accordance with Code Sections 401(a)(12) and 414(1) and the regulations thereunder.
A-2. Participation. Participants in the Extant Plan on the Merger Date shall be treated as a Member (“Extant Member”) in the Plan on the Merger Date with respect to the assets transferred to the Plan. The provisions of this Supplement A shall apply solely with respect to the accounts of Extant Members that are transferred to this Plan.
A-3. Contributions. There shall be no contributions to the Plan under this Supplement A.
A-4. Combination of Assets. The applicable assets of the Extant Plan and corresponding liabilities shall be combined with and transferred to the trust that funds the Plan in accordance with Code Sections 401(a)(12) and 414(1) and regulations thereunder. Notwithstanding any provision in this Plan to the contrary, each Member shall be entitled to receive a benefit immediately after the merger which is equal to or greater than the benefit the Member would have been entitled to receive immediately before the merger (if both plans had then terminated).
A-5. Transfer of Account Balances. The After-Tax Accounts, the Before-Tax Accounts, the Rollover Accounts and the Employer Contribution Accounts (the “Account Balances”) maintained under the Extant Plan on behalf of Extant Members immediately prior to the Merger Date shall be adjusted as of that date in accordance with the provisions of the Extant Plan. The Account Balances as so adjusted shall be transferred to the Plan and credited on the Merger Date to the appropriate accounts established for Extant Members under the Plan (the “Transferred Accounts”). Each Extant Member’s Transferred Accounts shall be subject to the provisions of the Plan and shall be treated in a manner that complies with Code Section 411(d)(6) and the regulations thereunder.
A-6. Investment of Transferred Accounts. After the Merger Date, an Extant Member may direct the investment of his Transferred Accounts among the available investment funds in the Plan in accordance with the provisions of Article 5 of the Plan. If an Extant Member fails to direct the investment of his transferred assets, then such portions of his Transferred Accounts shall be invested in the Investment Fund or Funds designated by the Committee from time to time in a uniform and nondiscriminatory manner.
A-7. Vesting. An Extant Member shall be fully vested at all times in his Transferred Account.

A-8. Distributions, Withdrawals and Loans. Subject to the provisions of the Plan, benefits payable under the Extant Plan on or after the Merger Date, to or on account of any Extant Member who was receiving benefits prior to that date, will be paid under the Plan in the same manner as if the Extant Plan had continued in effect without change. Upon the retirement date or other termination of employment of any other Extant Member, the benefits, if any, payable to such Extant Member shall be distributed in accordance with the provisions of the Plan. An Extant Member may request a loan or an in-service withdrawal from his Transferred Accounts subject to the terms and conditions set forth in the Plan. The Extant Member’s After-Tax Account is subject to the terms and conditions set forth in the Plan that apply to After-Tax Accounts. The Extant Member’s Before-Tax Account is subject to the terms and conditions set forth in the Plan that apply to Before-Tax Accounts. The Extant Member’s Rollover Account is subject to the terms and conditions set forth in the Plan that apply to Rollover Accounts. The Extant Member’s Employer Contribution Account is subject to the terms and conditions set forth in the Plan that apply to Employer Contribution Accounts.
A-9. Use of Terms. Terms Used in this Supplement A with respect to the Extant Plan and terms used in this Supplement A with respect to the Plan shall, unless defined in this Supplement A, have the meanings of those terms as defined in the Extant Plan or the Plan, as applicable.”

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